QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

List of Subsidiaries

AZNA LLC, a Delaware limited liability company
Finisar Shanghai, Inc., a corporation organized under the laws of Shanghai, the People's Republic of China
Finisar Malaysia Sdn Bhd, a Malaysia corporation
Finisar Singapore Pte. Ltd., a Singapore corporation
Finisar Sales Inc., a Delaware corporation
Finisar Japan Ltd. (KK), a Japanese corporation
Finisar Hong Kong Ltd., a corporation organized under the laws of Hong Kong
InterSAN, Inc., a Delaware corporation
Intersymbol Communications, Inc., an Illinois corporation
Kodeos Communications, Inc., a Delaware corporation

QuickLinks

  Exhibit 21